Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 8, 2002

Dear Sir/Madam:

        We have read the first, second and third paragraphs of Item 4 included in the Form 8K dated April 8, 2002 of Invitrogen Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/ ARTHUR ANDERSEN LLP ARTHUR ANDERSEN LLP

Copy to: James Glynn, Chief Financial Officer, Invitrogen Corporation